October 2025 A Diversified Holding Company with Four Divisions Common Stock (Nasdaq: STRR): Stock Price (1): $11.11 3.5 million shares outstanding (2) Series A Preferred Stock (Nasdaq: STRRP): Stock Price (1): $9.73 2.7 million shares outstanding (2) 10% annual cash dividend (1) 10/10/25 closing price. (2) Pro forma as of 06/30/2025. 1 Scale quickly and profitably through organic growth 2 Have flexible holding periods thanks to an open-ended investment time horizon 3 Have a long-term partnership approach rather than short-term transactional one 5 Be a logical aggregator of select microcaps that fit Star’s acquisition criteria 6 Leverage a mix of cash, debt, and common & preferred stock to offer flexible deal structures to counterparties 4 Pursue both private and public acquisition targets, sometimes through activism (2) Similar to private equity, but with key distinctions allowing Star to: 1. Outperform the Russell 2000 Index 2. Get added to the Russell 2000 Index (1) 2026E figures based on Bloomberg consensus estimates. $1.61 2026E Adj. EPS $240M NOLs as of 12/31/2024 $255M 2026E Revenue $15M 2026E Adj. EBITDA Pro forma Financial Highlights (1) (2) Public activism efforts are not always in pursuit of acquisition. A Diversified Holding Company with Four Divisions • Makes strategic investments in public companies. • Holds private company debt & minority equity interests. • Owns, manages, and finances operating company real estate assets. • Designs and manufactures modular structures for commercial and residential projects. • Engaged in the rental, sales, and repair of downhole tools used in oil and gas, geothermal, mining, and waterwell industries. • Global total talent solutions provider: partners with talent acquisition, HR, and procurement leaders around the world to build diverse, high-impact teams, and drive business success. • Designs and manufactures engineered wood products: glue-laminated timber (“glulam”) columns, beams, and trusses. • Designs and manufactures wood wall panels and permanent wood foundations. • Distributes building materials and operates two lumber yards and showrooms. Energy ServicesBusiness ServicesBuilding Solutions Investments Medium-term Goals (~5-year) :